Exhibit 21

Subsidiaries

Avcon Industries, Inc., a Kansas Corporation

Butler National Services, Inc., a Florida Corporation

BCS Design, Inc., a Kansas Corporation

Butler Avionics, Inc., a Kansas Corporation

Butler National, Inc., a Nevada Corporation

Butler Temporary Services, Inc., a Missouri Corporation

Butler National Corporation, a Nebraska Corporation

Kansas International Inc., a Kansas Corporation

Kansas International DDC, LLC, a Kansas Limited Liability Company

Butler National Service Corporation, a Kansas Corporation

AVT Corporation, a Texas Corporation

Indian Gaming Corporation, a Kansas Corporation

HMRS Holdings, LLC, a Kansas Corporation

BHCMC, LLC, a Kansas Limited Liability Company

Wild West Heritage Foundation, Inc., a Kansas Corporation